Exhibit 99.1

Dyadic's Receives Notice of Continuing Failure to Satisfy Certain Amex Continued Listing Standards

JUPITER, Fla - August 28, 2007 - Dyadic International, Inc. (AMEX: DIL) announced today that it has received a second notice from The American Stock Exchange (the "Amex") indicating that the Company continues to be in violation of the Amex continued listing standards specified in Sections 134 and 1101 of the Amex Company Guide because the Company has yet to file with the Securities and Exchange Commission (“SEC”) its Form 10-QSB for the quarters ended March 31, 2007, and June 30, 2007.

The Company’s plan of compliance, previously filed with the Amex on June 18, 2007, in connection with its delinquent Form 10-QSB for the quarter ended March 31, 2007 and accepted by the Amex on July 2, 2007, is still in effect, as it demonstrates the Company’s ability to regain compliance with its filing obligations by the end of the plan period, which has been determined to be no later than November 16, 2007. Therefore, the Company is not required to file with the Amex a new plan of compliance. However, if the Company is not in compliance with all of the Amex continued listing standards by the end of the plan period or does not make progress consistent with the plan prior to the end of the plan period, the Amex will initiate delisting proceedings against the Company as appropriate pursuant to Section 1009 of the Company Guide.

The Company will not be deemed to have regained compliance with the Amex continued listing standards, and trading in the Company's common stock will not resume on the Amex, until the Company is current with the filing of its SEC quarterly reports and other SEC periodic reports, which it anticipates will occur by the end of the plan period.

About Dyadic

Dyadic International, Inc. is a biotechnology company that uses its patented and proprietary technologies to conduct research and development activities for the discovery, development, and manufacture of products and enabling solutions to the bioenergy, industrial enzyme and pharmaceutical industries.

Cautionary Statement for Forward-Looking Statements

Certain statements contained in this press release are "forward-looking statements." These forward-looking statements involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of these risks and uncertainties, please see our filings from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov, including our Annual Report on Form 10-KSB for the year ended December 31, 2006, and our subsequent filings with the SEC. Except as required by law, we expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:
Dyadic International, Inc.
Alexander (Sasha) Bondar, 561-743-8333
sbondar@dyadic.com
http://www.dyadic.com

or

Berkman Associates
Investor Relations Counsel
Neil Berkman, 310-826-5051
info@berkmanassociates.com